Exhibit 10.13

December 31, 2008

Eliseo Oreste Salinas, MD, MSc

Re:    First Amendment to the Letter Agreement

Dear Dr. Salinas:

This letter (this “First Amendment”) will amend that certain letter agreement dated February 28, 2008, between Adolor Corporation (the “Company”) and you (the “Letter Agreement”), a copy of the Letter Agreement is appended to this letter as Exhibit A.

In order that any deferred compensation to which you may become entitled under the Agreement not be subject to tax under Section 409A of the Internal Revenue Code (“Section 409A”), the Company has agreed to amend the Agreement as set forth below. Accordingly, this First Amendment will amend the Agreement as follows (any capitalized terms which are not defined herein shall have the meaning provided in the Agreement):

1.      A new Section shall be added to the Agreement, which shall read in its entirety as follows:

“Compliance With Law.

Notwithstanding any other provision of this Agreement, if (i) you become entitled to receive payments or benefits under this Agreement as a result of your separation from service, (ii) you are a ‘specified employee’ within the meaning of Section 409A and the regulations issued thereunder for the period in which the payment or benefits would otherwise commence, and (iii) such payment or benefit would be subject to tax under Section 409A(a)(1)(B) if the payment or benefit is paid within six months of your separation from service, then such payment or benefit required under this Agreement shall be delayed for a period of six (6) months after your separation from service, as required by Section 409A. The accumulated postponed amount shall be paid in a lump sum payment within ten (10) days after the end of the six (6) month period. If you die during the postponement period prior to payment of the postponed amount, the amounts withheld on account of Section 409A shall be paid to your personal representative within sixty (60) days after the date of death. The determination of ‘specified employees’ shall be made by the Compensation Committee of the Board of Directors of the Company in accordance with Section 409A and the regulations issued thereunder.

Your Agreement is intended to comply with the requirements of Section 409A, and shall in all respects be administered in accordance with Section 409A. Notwithstanding anything in the Agreement to the contrary, distributions may only be made under the Agreement upon an event and in a manner permitted by Section 409A or an applicable exemption. All payments to be made upon your termination of employment under this Agreement may only be made upon a ‘separation from service’ under Section 409A. For purposes of Section 409A, the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments.”

2.      Except as expressly modified hereby, the Letter Agreement shall remain in full force and effect.

[Signature page follows]

Please indicate your agreement with the terms and conditions of this First Amendment by signing one copy of this letter and returning it to my attention.

Very truly yours,

/s/ MICHAEL R. DOUGHERTY
Michael R. Dougherty
President & Chief Executive Officer

ACKNOWLEDGED AND AGREED:

By:	/s/ ELISEO ORESTE SALINAS
Eliseo Oreste Salinas, MD, MSc